Comstock Mining Announces Public Offering of Common Stock

VIRGINIA CITY, NV (May 8, 2014) – Comstock Mining Inc. (the “Company”) (NYSE MKT: LODE) announced today that it plans to make a public offering of its common stock. H.C. Wainwright & Co., LLC and National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (NHLD), will act as Joint Book-Running Managers for the proposed offering.

The Company intends to use the net proceeds from the offering for production expansion, exploration and development drilling and general corporate purposes.

The offering of the shares will be made under the Company’s effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The Company intends to file a prospectus supplement with the SEC for the common stock offering to which this communication relates. When available, the prospectus supplement and accompanying base prospectus may be obtained at the SEC’s website at http://www.sec.gov or by request at:

H.C. Wainwright & Co., LLC
430 Park Avenue
New York, New York 10022
Telephone: (212) 356-0527
Email: placements@hcwco.com

The prospectus supplement may also be obtained by contacting National Securities Corporation at:

National Securities Corporation
410 Park Ave, 14th Floor
New York, NY 10022
Attn: Kim Addarich
Telephone: (212) 417-8164
Email: prospectusrequest@nationalsecurities.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any shares of the Company’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and a related prospectus supplement, which have or will be filed with the SEC.

About Comstock Mining Inc.

Comstock Mining Inc. is a producing, Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and commenced production in 2012. The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for further exploration, development and mining. The near term goal of our business plan is to deliver stockholder value by validating qualified resources (measured and indicated) and reserves (proven and probable) of at least 3,250,000 gold equivalent ounces from our first two resource areas, Lucerne and Dayton, achieve initial commercial mining and processing operations in the Lucerne Mine with annual production rates of approximately 40,000 gold equivalent ounces and significantly grow the commercial development of our operations through coordinated, district wide plans that are economically feasible and socially responsible.

Contact information for Comstock Mining Inc.: PO Box 1118 Virginia City, NV 89440
questions@comstockmining.com
http://www.comstockmining.com

Corrado De Gasperis		Kimberly Shipley
President & CEO		Manager of Investor Relations
Tel (775) 847-4755		Tel (775) 847-0545
degasperis@comstockmining.com		shipley@comstockmining.com